Press Release

Hythiam Contact: Sanjay Sabnani (310) 444-5335 ssabnani@hythiam.com	Investment Community: Alison Ziegler Cameron Associates (212) 554-5469 alison@cameronassoc.com	Media Relations: Angelyn Lechman Chase Communications (619) 223-0961 alechman@chasepr.com

HYTHIAM ANNOUNCES SECOND QUARTER RESULTS

LOS ANGELES, CA — August 4, 2005 Hythiam, Inc. (NASDAQ: HYTM), a healthcare services management company that delivers to treatment providers proprietary administrative services and physiological protocols designed to treat substance dependence, today announced financial results for the second quarter and six months ended June 30, 2005.

For the second quarter, the Company reported revenues of $230,000 compared to revenues of $5,000 in the second quarter of 2004. The increase in revenues was driven by licensing fees earned from healthcare sites which completed treatment of a total of 40 patients in the quarter. By the end of the second quarter of 2005, there were six operational licensee sites contributing to revenues at some level, compared to just one operational site in the same period last year. In the second quarter of 2005, Hythiam entered into four new licensing agreements with hospitals and healthcare providers, bringing the total number of licensees to 18 at June 30, 2005. Thus far, new sites have typically started generating revenues after an initial four to six-month training and start-up period. The net loss in the second quarter of 2005 was $4.7 million, or $0.16 per share, compared to a net loss of $2.5 million, or $0.10 per share in the same period last year.

For the six-month period ending June 30, 2005, revenues were $433,000, compared to revenues of $72,000 in same period last year. The Company reported a net loss of $9.0 million, or $0.30 per share, in the first six months of 2005 compared to a net loss of $5.5 million, or $0.22 per share, in the comparable period in 2004.

Operating expenses include non-cash charges (credits) for depreciation, amortization and stock-based expense of $433,000 and $1.7 million for the three and six month periods ended June 30, 2005, as compared to ($103,000) and $608,000 for the same periods last year.

Commenting on operations, Tony LaMacchia, Hythiam’s Chief Operating Officer said “The total number of treatments for the first quarter was 40, which was significantly ahead of our expectations- driven by an unplanned 17 treatments that were the direct result of one of our licensees, Dr. Raymond Johnson being featured on NBC2 evening news in Ft. Meyers, Florida. Both he and another South Florida licensee were the direct beneficiaries of this publicity. We did not spend any money on direct site marketing in the first quarter. For the second quarter, we entered with a total of 14 licensees and for this period, 6 of these sites contributed to revenues. There were also 40 total treatments for Q2, resulting in $230,000 in revenues; however, we spent only $26,000 in this fiscal period on direct site marketing. We have stated numerous times that in our pre-launch phase, revenues would be driven by word of mouth and local networks of referral sources.”

LaMacchia continued, “As we look forward to our current fiscal third quarter, we now have 19 contracted licensees, of which 8 should be operational and contributing towards revenues. As we deploy the new brand identity and accelerate local marketing activity, we should see an increase in patient traffic toward the end of this calendar year and then on a sequential basis in calendar 2006.

“We continued to see rapid acceptance of our protocols with eleven new licensees to date in the first half of 2005, including the addition of healthcare sites in Florida, Maryland and California in the second quarter,” said Terren S. Peizer, Chairman and CEO of Hythiam. “As a result we remain on track to meet our milestone of achieving 30 to 40 license contracts by year end. We have also accelerated our direct licensing to physician groups as a result of recent pilots and believe this will provide access to significant patient volumes and help shorten the time to launch going forward. In support of our anticipated growth, we also added several key new hires in the areas of business development and national site management as well as eight new site managers to support our new licensees and in anticipation of local marketing launches.

Peizer added, “We also moved ahead on the execution of our data strategy with a goal of being recognized as an industry standard. We announced a relationship with Cedars-Sinai Medical Center to conduct a randomized, controlled study comparing our Protocols to standard medical treatment for the treatment of alcohol dependence. In addition, renowned addiction expert and Board Certified Psychiatrist Harold C. Urschel, III, M.D., M.M.A. also decided to conduct a 30-patient controlled study on treatment-seeking subjects who are currently methamphetamine dependent. Dr. Urschel has commenced his study and has initiated the treatment of patients with our protocols. We also expect to announce additional studies throughout the remainder of 2005, including comparative as well as double-blind placebo-controlled studies, with initial data expected in early 2006.

“With a balance sheet that includes $20 million in cash and marketable securities at June 30, 2005, we are well positioned to continue to expand the reach of our Protocols. We anticipate our monthly cash operating expenses for the latter half of 2005 to increase from our current average of approximately $1.4 million as we expand our marketing and license start-up activities, as well as allocate a total of up to $3.0 million towards clinical studies and our patient outcomes registry.

“Having recently just announced the renaming of our HANDS Protocols™ to the name Prometa™, which better reflects our unique medically-based treatment, we are excited to begin pre-launch marketing. We look to have eight sites operational in the third quarter and, as we begin to deploy the new brand identity and accelerate local marketing activity, we expect to see an increase in patient traffic and revenues towards the end of the year and into 2006. We are also optimistic that progress will continue to be made with third party payors and drug courts. We are excited to note that our licensee Addiction Recovery Services in Louisiana has treated their first drug court patients this week.” Peizer concluded.

Interested parties are invited to listen to the call today at 2 PM P.D.T. live over the Internet at http://www.hythiam.com or http://www.vcall.com. The call is also available by dialing 877-407-3140, or for international callers 201-689-8473. A replay of the webcast will be available after the call on http://www.hythiam.com or http://www.vcall.com. A telephonic replay will also be available until 11:59 p.m. PT on August 8, 2005 by dialing 877-660-6853 or 201-612-7415, and entering account number 286 and the conference code 162122.

About the Prometa™ Protocols
Hythiam’s Prometa™ protocols are designed for use by healthcare providers to treat those diagnosed with dependencies to alcohol, cocaine, methamphetamine and other addictive stimulants, as well as combinations of these drugs. The Prometa™ protocols include medically supervised procedures designed to target receptor sites in the brain that regulate neurotransmitters implicated in brain processes of substance dependency. Changes in the brain’s neurochemistry underlie the hallmarks of substance dependency, including craving, tolerance, withdrawal symptoms and relapse. The Prometa™ protocols also provide for a maintenance program that includes medications and incentives for patients to continue with the recovery process through individualized continuing care programs. As a result, the Prometa™ protocols represent a comprehensive approach to managing substance dependence that is designed to address both the physiological and psychological aspects of the disease, thereby offering patients an opportunity to transition into a healthier lifestyle.

About Hythiam, Inc.
Hythiam is a healthcare services management company, focused on delivering solutions for those suffering from alcoholism, and other substance dependencies including cocaine and methamphetamine. Hythiam researches, develops, licenses and commercializes innovative physiological treatment protocols for substance dependence. Additionally, Hythiam provides proprietary administrative services to assist physicians and facilities with staff education, marketing and sales support, and outcomes tracking for data analysis. For further information please visit www.hythiam.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

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Hythiam, Inc. and Subsidiaires
(a Development Stage Company)
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Revenues	$230	$5	$433	$72
Operating Expenses:
Salaries and benefits	2,253	1,413	3,871	2,686
Other operating expenses	2,635	980	5,504	2,681
Depreciation and amortization	208	154	404	297

Total operating expenses	5,096	2,547	9,779	5,664

Loss from operations	(4,866)	(2,542)	(9,346)	(5,592)
Interest income	174	37	335	77

Loss before provision for income taxes	(4,692)	(2,505)	(9,011)	(5,515)
Provision for income taxes	—	—	—	2

Net loss	$(4,692)	$(2,505)	$(9,011)	$(5,517)

Basic and diluted net loss per share	$(0.16)	$(0.10)	$(0.30)	$(0.22)

Weighted number of shares outstanding	29,787	24,615	29,774	24,614

Hythiam, Inc. and Subsidiaires
(a Development Stage Company)
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(Unaudited)

	June 30,	December 31,
	2005	2004
ASSETS
Cash and equivalents	$1,806	$4,000
Marketable securities	18,179	23,479
Receivables, net	129	168
Other current assets	656	446
Property and equipment, net	2,502	2,424
Intellectual property, net	3,105	3,080
Other assets	556	365

Total Assets	$26,933	$33,962

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$2,435	$1,764
Long-term liabilities	410	364
Stockholders’ equity	24,088	31,834

Total Liabilities and Stockholders’ Equity	$26,933	$33,962